Exhibit 4.1

U.S. BANCORP

Medium-Term Notes, Series EE (Senior)

Officers’ Certificate and Company Order

Pursuant to the Indenture, dated as of October 1, 1991, as amended by a First Supplemental Indenture, dated as of April 21, 2017 (as so amended, the “Indenture”), between U.S. Bancorp (the “Company”) and Citibank, N.A., as Trustee (the “Trustee”), and resolutions adopted by the Company’s Board of Directors on January 27, 2026, this Officers’ Certificate and Company Order is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture, to establish the forms of the Securities of such series in accordance with Section 201 of the Indenture, and to establish the procedures for the issuance, authentication and delivery of specific Securities from time to time pursuant to Section 303 of the Indenture. This Officers’ Certificate and Company Order shall be treated for all purposes under the Indenture as a supplemental indenture thereto.

All conditions precedent provided for in the Indenture relating to the establishment of (i) a series of Securities, (ii) the forms of such series of Securities, and (iii) the procedures for the issuance, authentication and delivery of such series of Securities have been complied with.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture or the Prospectus Supplement relating to the Notes attached hereto as Exhibit E (the “Prospectus Supplement”). In connection with each issuance of Notes, the Company will prepare a pricing supplement to the Prospectus Supplement (each, a “Pricing Supplement”). In the event of any inconsistency between the definition of any term set forth in the Indenture and the Prospectus Supplement or the applicable Pricing Supplement, if any, the definition for such term as set forth in the Prospectus Supplement or the applicable Pricing Supplement shall control. References herein to the “Agents” are to the Agents as defined in that certain Distribution Agreement, dated as of March 9, 2026, among the Company and such Agents, pursuant to which the Notes (as defined herein) may be sold, and such other persons who may from time to time act as Agents with respect to the Notes.

A. Establishment of Series pursuant to Section 301 of the Indenture.

There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms:

(1) The Securities of such series shall bear the title “Medium-Term Notes, Series EE (Senior)” (referred to herein as the “Notes”).

(2) The aggregate principal amount of the Notes of such series to be issued pursuant to this Officers’ Certificate is unlimited.

(3) Subject to any applicable business day convention as described in the Prospectus Supplement or in any applicable Pricing Supplement, interest payments on the Notes will be made on each Interest Payment Date applicable to, and at the Stated Maturity, or earlier Redemption Date or repayment date, of, the Notes. Interest payable on any Interest Payment Date other than at the Stated Maturity, or earlier Redemption Date or repayment date, will be paid to the to the person in whose name a Note, or any predecessor Note, is registered at the close of business on the applicable Regular Record Date next preceding any Interest Payment Date. The principal and interest payable at the Stated Maturity, or earlier Redemption Date or repayment date, will be paid to the Holder of the Note at the time of payment. Accrued interest, if any, will be paid at the Stated Maturity, or earlier Redemption Date or repayment date, whether or not that date is an Interest Payment Date.

(4) Each Note within such series shall mature on a date 9 months or more from its date of issue as specified in such Note and in the applicable Pricing Supplement (as defined below); provided, however, that no Commercial Paper Rate Note (as defined below) shall mature less than 9 months and 1 day from its date of issue. If the Stated Maturity, or, if applicable, earlier Redemption Date or repayment date specified in the applicable Pricing Supplement for any Note, falls on a day that is not a Business Day (as defined below), any payment of principal of, premium, if any, interest and other amounts otherwise due on such day will be postponed to the next succeeding Business Day with the same force and effect as if made on such specified date, and no interest on such payment will accrue or be paid for the period from and after such Stated Maturity, or Redemption Date or repayment date, as the case may be, unless the Company fails to make payment on such next succeeding Business Day.

With respect to the Notes of this series, and unless otherwise specified in the applicable Pricing Supplement, “Business Day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close (a) for all Notes, in New York City, or (b) for any Note denominated in a specified currency other than U.S. dollars, euro or pounds sterling, in the “principal financial center” (as described below) of the country of the specified currency; (ii) for any Note denominated in euro or any Note with a base rate of EURIBOR (as defined below), a day that also is a day on which the real-time gross settlement system operated by the Eurosystem, or any successor or replacement system, is open for the settlement of payment in euro; and (iii) for any Note denominated in pounds sterling or any Note with a base rate of SONIA (as defined below), a day that also is a day on which commercial banks are open for general business (including dealing in foreign exchange and foreign currency deposits) in London; (iv) for any Note with a base rate of SOFR (as defined below), a day that also is a U.S. Government Securities Business Day (as defined below); (v) for any Note with a base rate of CORRA (as defined below), a day that also is a day on which Schedule I banks under the Bank Act (Canada) is open for business in the city of Toronto, Canada, and (vi) for any indexed Note, a day that also is a date on which commercial banks are generally open for business in such other place or places as may be set forth in the applicable Pricing Supplement.

As used herein, a “principal financial center” of any country for the purpose of the foregoing definition is as provided in the 2021 ISDA Definitions, as amended and updated from time to time, published by the International Swaps and Derivatives Association, Inc.

As used herein, “U.S. Governmental Securities Business Day” means any day that is not a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

(5) Each Note within such series that bears interest will bear interest by reference to (a) a fixed rate (the “Fixed Rate Notes”); (b) a rate determined by reference to one or more interest rate bases or formulas, referred to as base rates (“Base Rates”), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below) (the “Floating Rate Notes”); (c) a rate determined by reference to the performance, price, level or value of one or more of the following: securities of one or more issuers; one or more currencies; one or more commodities; one or more indices; any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or one or more baskets of the foregoing, which may be adjusted by a Spread and/or Spread Multiplier (the “Indexed Notes”); or (d) any combination of (a), (b) and (c). Notes within such series may also be issued as “Zero Coupon Notes” which do not provide for any periodic payments of interest. Notes may be issued as Original Issue Discount Notes at a discount from the principal amount thereof due at the Stated Maturity as specified in the applicable Pricing Supplement.

Any Floating Rate Note may also have either or both of the following as set forth in the applicable Pricing Supplement: (i) a maximum interest rate limitation, or ceiling, on the rate of interest that may accrue during any Interest Period; and (ii) a minimum interest rate limitation, or floor, on the rate of interest that may accrue during any Interest Period. The interest rate on a Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Unless otherwise specified in the applicable Pricing Supplement, the interest rate on any Floating Rate Notes will in no event be lower than zero.

The applicable Pricing Supplement may designate any of the following Base Rates as applicable to each Floating Rate Note: (a) the Canadian overnight repo rate average (“CORRA”) (based on compounding), in which case such Note will be a “CORRA Note”; (b) the commercial paper rate, in which case such Note will be a “Commercial Paper Rate Note”; (c) the constant maturity treasury rate, in which case such Note will be a “CMT Rate Note”; (d) the euro interbank offered rate (“EURIBOR”), in which case such Note will be a “EURIBOR Note”; (e) the federal funds rate, in which case such Note will be a “Federal Funds Rate Note”; (f) the prime rate, in which case such Note will be a “Prime Rate Note”; (g) the secured overnight financing rate (“SOFR”) (based on compounding, including index), in which case such Note will be a “SOFR Note”; (h) the Sterling overnight index average (“SONIA”) rate (based on compounding, including index), in which case such Note will be a “SONIA Rate Note”; (i) the U.S. treasury rate, in which case such Note will be a “Treasury Rate Note”; or (j) one or more other Base Rates or formulas specified in the applicable Pricing Supplement.

The interest rate on each Floating Rate Note will be determined by reference to the applicable Base Rate specified in the applicable Pricing Supplement (based on the specified Index Maturity (as defined below), if applicable, and in respect of each Interest Period), plus or minus any applicable Spread and/or multiplied by any applicable Spread Multiplier. With respect to any Floating Rate Note of this series, if applicable, “Index Maturity” means the period to maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable Pricing Supplement. The “Spread” is the number of basis points, or each one-hundredth of a percentage point, specified in the applicable Pricing Supplement to be added or subtracted from the Base Rate for that Floating Rate Note. The “Spread Multiplier” is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for a Floating Rate Note.

The amount of interest payable, the method of determining such amount and the provisions for the payment thereof on each Fixed Rate Note and Floating Rate Note shall be determined in the manner described in the Prospectus Supplement and as otherwise specified in the applicable Pricing Supplement.

Indexed Notes

The specific terms of any Indexed Notes will be set forth in the applicable Pricing Supplement.

Zero Coupon Notes

The specific terms of any Zero Coupon Notes will be set forth in the applicable Pricing Supplement.

(6) Unless otherwise specified in the applicable Pricing Supplement, the Company will pay principal of and any premium, interest, and other amounts payable on the Book-Entry Notes (as defined below) in accordance with arrangements then in place between U.S. Bank Trust Company, National Association (the “Paying Agent”) and the applicable Depositary. Unless otherwise specified in the applicable Pricing Supplement, the principal of and any premium, interest, and other amounts payable on the Book-Entry Notes on each Interest Payment Date and at the Stated Maturity, or earlier Redemption Date or repayment date, will be paid in immediately available funds to The Depository Trust Company (“DTC”), as Depositary, or its nominee, or such other Depositary specified in the applicable Pricing Supplement, as the registered owner of the Global Notes representing the Book-Entry Notes, which will receive the funds for distribution to the Holders. Unless otherwise specified in the applicable Pricing Supplement, the Company will pay any interest payable on each Interest Payment Date and any principal of and any premium, interest, and other amounts payable at the Stated Maturity, or earlier Redemption Date or repayment date, on Notes in certificated form by, in the Company’s discretion, wire transfer of immediately available funds or check mailed to Holders of the Notes at the close of business on the applicable Regular Record Date at the address shown on the Security Register of the Company; provided that any Holder of $10,000,000 or more in aggregate principal amount of similar Notes will be entitled to receive payments of interest, other than interest at the Stated Maturity or upon redemption or repayment, by wire transfer of immediately available funds if such Holder has given appropriate wire transfer instructions to the applicable Paying Agent in writing on or prior to the applicable Regular Record Date.

(7) If so specified in the applicable Pricing Supplement, the Notes will be redeemable at the option of the Company on the date or dates prior to the Stated Maturity specified in the applicable Pricing Supplement at the price or prices specified in the applicable Pricing Supplement. The Prospectus Supplement and the applicable Pricing Supplement, if applicable, will describe the terms and provisions with respect to redemption at the option of the Company applicable to Notes that are redeemable at the option of the Company. The applicable Pricing Supplement may set forth terms and provisions with respect to redemption at the option of the Company applicable to Notes denominated in a currency other than U.S. dollars.

Unless otherwise specified in such Pricing Supplement, in the case of Notes other than Zero Coupon Notes or certain interest bearing notes issued as Original Issue Discount Notes, the redemption price will be a specified percentage of the principal amount of such Note, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption stated in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, in the case of Zero Coupon Notes or certain interest bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement), the redemption price will be a specified percentage of the Amortized Face Amount (as defined below) of such Note (as described in paragraph (13) below), together with accrued and unpaid interest, if any, to, but excluding, the date of redemption (or, in the case of any interest bearing Note issued as an Original Issue Discount Note, any accrued but unpaid “qualified stated interest” payments (as specified in paragraph (13) below)). Unless otherwise specified in the applicable Pricing Supplement, the Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or in part, at any time, upon the terms and conditions set forth in Article 11 of the Indenture.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 5 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.

If less than all of the Notes outstanding are to be redeemed, the trustee will select the Notes to be redeemed (in authorized denominations) by lot. No Note of a principal amount equal to or less than the minimum authorized denomination of such Note will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note, provided that the unredeemed portion of the principal amount of any Note will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults on payment of the applicable redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. On or prior to the Redemption Date, the Company will deposit with the applicable Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.

Any calculations in connection with any redemption will be made by the Company or its designee; provided, however, that such calculation shall not be a duty or obligation of the Trustee, the Paying Agent or the calculation agent. None of the Trustee, the Paying Agent nor the calculation agent shall be responsible for or have any responsibility to determine or make any calculations in connection with any redemption. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions precedent included at the Company’s discretion shall be satisfied (or waived by the Company) or the Redemption Date may not occur and such notice may be rescinded if all such conditions precedent included at the Company’s discretion shall not have been satisfied (or waived by the Company).

To the extent required by applicable laws or regulations, any redemption by the Company of the Notes prior to their Stated Maturity may be subject to the prior approval of the Federal Reserve Board or any other appropriate federal banking agency.

The applicable Pricing Supplement may set forth terms and provisions with respect to redemption at the Company’s option applicable to Notes denominated in a currency other than U.S. dollars or Notes denominated in U.S. dollars that are different from or in addition to the terms set forth herein or the Prospectus Supplement, in which case the terms set forth in the applicable Pricing Supplement will govern.

(8) Unless otherwise specified in the applicable Pricing Supplement, the Company shall not be obligated to redeem or purchase any Notes of such series pursuant to any sinking fund or analogous provisions or at the option of any Holder.

(9) Unless otherwise specified in the applicable Pricing Supplement, the Notes may be issued only in fully registered form. Unless otherwise specified in the applicable Pricing Supplement, the authorized denomination of the Notes, other than Foreign Currency Notes (as defined below), shall be $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. Foreign Currency Notes will be issued in the denominations specified in the applicable Pricing Supplement.

(10) The Notes may be denominated, and payments of principal of and interest on the Notes will be made, in United States dollars or in such foreign currencies or foreign currency units (each, a “Specified Currency”) as may be specified in the applicable Pricing Supplement (the “Foreign Currency Notes”). Unless otherwise specified in the applicable Pricing Supplement, for Holders of Book-Entry Notes through a DTC participant that do not make an election and follow the procedures described in the Prospectus Supplement to receive payments in the applicable Specified Currency and for Holders of Notes in certificated form that elect to receive payments in U.S. dollars, the exchange rate agent for the relevant Notes will convert payments to that Holder into the Specified Currency or U.S. dollars, as the case may be, as described in the Prospectus Supplement and the applicable Pricing Supplement.

If payment on a Note is required to be made in a currency other than U.S. dollars and that currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control, or is no longer used by the government of the relevant country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community (and is not replaced by another currency), then all payments on that Note will be made in U.S. dollars on the basis of the most recently available market exchange rate for the applicable foreign currency as determined in accordance with the Prospectus Supplement. All currency exchange costs will be borne by the Holder of the Note by deductions from these payments.

(11) Except as otherwise described in paragraph (5) above and paragraph (13) below or the applicable Pricing Supplement, the amount of payments of principal of and any premium or interest on the Notes will not be determined with reference to an index.

(12) Unless otherwise specified in the applicable Pricing Supplement:

(a) in lieu of the definition of Event of Default in Section 501, paragraphs (1) through (8), of the Indenture, “Event of Default” means, with respect to the Notes, any one of the following events (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(ii) default in the payment of the principal of (or premium, if any, on) any Note at its Maturity, and continuance of such default for a period of 30 days;

(iii) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law; or (B) a decree or order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(iv) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the taking of corporate action by the Company in furtherance of any such action.

“Covenant Breach” means, with respect to the Notes:

(1)	default in the deposit of any sinking fund payment, when and as due for any Note; or

(2)

default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with under paragraph (12)(a) above or which has expressly been included solely for the benefit of Securities of one or more other series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture.

A Covenant Breach shall not be an Event of Default with respect to any Note. For the avoidance of doubt, neither the Trustee nor any Holder shall be entitled to accelerate the Maturity of any Note, nor shall the Maturity of any Note be otherwise accelerated, as a result of a Covenant Breach;

(b) for purposes of the following sections of the Indenture, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach in respect of the Notes: Section 203, paragraph (9); Section 513; Section 601, with respect to TIA Section 315; Section 608, with respect to determining whether a conflicting interest exists within the meaning of TIA Section 310(b); and Section 902;

(c) for purposes of the following sections of the Indenture, the term “Event of Default” shall be replaced with “Event of Default or Covenant Breach:” Section 305, paragraph (8); Section 503, paragraph (3); Section 507, paragraph (1), clauses (1) and (2); Section 511; Section 513; paragraph (3); Section 602; Section 801, clause (2); and Section 901, clause (3);

(d) with respect to the Notes, Section 503 of the Indenture is hereby amended by deleting the existing clause (2) of the first paragraph and replacing such clause with the following:

“(2)	default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof, and such default continues for a period of 30 days,”;

(e) with respect to the Notes, Section 602 of the Indenture is hereby amended by deleting the phrase “Section 501(4)” and replacing such phrase with “Clause (2) of the definition of Covenant Breach”;

(f) with respect to the Notes, Section 801, paragraph (1), of the Indenture is hereby amended by adding the following after “substantially as an entirety”: “(other than any such conveyance, transfer or lease to one or more Subsidiaries)”; and

(g) with respect to the Notes, Section 1007 of the Indenture is hereby amended to read in its entirety as follows:

Subject to Section 801, neither the Company nor any of its Subsidiaries will (except to the Company or a Subsidiary) (a) issue, sell or otherwise dispose of any shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Principal Subsidiary Bank or permit a Principal Subsidiary Bank so to do, (b) permit the merger or consolidation of any Principal Subsidiary Bank with or into any other Corporation or (c) permit the sale or other disposition of all or substantially all of the assets of a Principal Subsidiary Bank if, after giving effect to any such transaction and the issuance of the maximum number of shares of Voting Stock issuable upon the conversion or exercise of all such convertible securities, options, warrants or rights, the Company and any one or more Subsidiaries would own, directly or indirectly, 80% or less of the shares of Voting Stock of such Principal Subsidiary Bank or the successor bank in such merger or consolidation or the bank which acquires such assets, as the case may be.

(13) The portion of the principal amount of the Notes, other than Original Issue Discount Notes (including any Zero Coupon Notes), which shall be payable upon declaration of acceleration of Maturity thereof, shall not be other than the principal amount thereof. Unless otherwise specified in the applicable Pricing Supplement, the portion of the principal amount of Zero Coupon Notes and certain interest bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement) upon any acceleration of the Maturity thereof will be the Amortized Face Amount and in the case of an interest-bearing note issued as an Original Issue Discount Note, any accrued but unpaid qualified stated interest payments. Unless otherwise specified in the applicable Pricing Supplement, the amount payable to the Holder of such Original Issue Discount Note upon any redemption thereof will be the applicable specified percentage of the Amortized Face Amount thereof specified in the applicable Pricing Supplement, and in the case of any interest bearing Note issued as an Original Issue Discount Note, any accrued but unpaid “qualified stated interest” payments (as defined in the Treasury Regulations regarding original issue discount issued by the Treasury Department (the “Regulations”)). The “Amortized Face Amount” of an Original Issue Discount Note is equal to the sum of (i) the Issue Price (as defined below) of such Original Issue Discount Note and (ii) that portion of the difference between the Issue Price and the principal amount of such Original Issue Discount Note that has been amortized at the Stated Yield (as defined below) of such Original Issue Discount Note (computed in accordance with Section 1272(a)(4) of the Internal Revenue Code of 1986, as amended, and Section 1.1275-1(b) of the Regulations, in each case as in effect on the issue date of such Original Issue Discount Note) at the date as of which the Amortized Face Amount is calculated. In no event can the Amortized Face Amount exceed the principal amount of such Note due at the Stated Maturity thereof. As used in the preceding sentence, the term “Issue Price” means the principal amount of such Original Issue Discount Note due at the Stated Maturity thereof less the “Original Issue Discount” of such Original Issue Discount Note specified on the face thereof and in the applicable Pricing Supplement. The term “Stated Yield” of such Original Issue Discount Note means the “Yield to Maturity” specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement for the period from the original issue date of such Original Issue Discount Note, as specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement, to the Stated Maturity thereof based on its Issue Price and stated redemption price at Maturity thereof.

(14) Each Note will be represented by either a master global note or a global note in fully registered form (each a “Global Note”) registered in the name of the Depositary or a nominee of the Depositary (each such Note represented by a Global Note being herein referred to as a “Book-Entry Note”) or a certificate issued in definitive registered form, without coupons (a “Certificated Note”), as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, DTC will act as Depositary. The Notes may also be issued in the form of one or more Global Notes and registered in the name of the nominee of a common safekeeper or a common depositary for Clearstream Banking, S.A. and Euroclear Bank SA/NV. Except as provided in Section 305 of the Indenture, Book-Entry Notes will not be issuable in certificated form and will not be exchangeable or transferable. So long as the Depositary or its nominee is the registered Holder of any Global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Note or Notes represented by such Global Note for all purposes under the Indenture and the Notes.

(15) Subject to the terms of the Indenture and the resolutions and authorization referred to in the first paragraph hereof, the Notes shall have such other terms (which may be in addition to or different from the terms set forth herein and which may differ from the terms of other Notes) as are specified in the applicable Pricing Supplement.

B. Establishment of Note Forms pursuant to Section 201 of Indenture.

It is hereby established pursuant to Section 201 of the Indenture that the Global Note representing Book-Entry Notes shall be substantially in the form attached hereto as Exhibit A, unless a different form is provided in the applicable Pricing Supplement or otherwise approved by an Authorized Officer, such approval being conclusively evidenced by the Authorized Officer’s filing of the applicable Pricing Supplement with the U.S. Securities and Exchange Commission (the “Commission”) (which Pricing Supplement shall be an “Officers’ Certificate” satisfying the requirements of Section 201 of the Indenture).

C. Establishment of Procedures for Authentication of Notes Pursuant to Section 303 of Indenture.

It is hereby ordered pursuant to Sections 303 and 614 of the Indenture that a Global Note substantially in the form attached hereto as Exhibit A shall be authenticated by the Trustee or U.S. Bank Trust Company, National Association, as the authentication agent (the “Authentication Agent”), and issued in accordance with the Administrative Procedures attached hereto as Exhibit B and upon receipt by the Trustee (including by email) of a Pricing Supplement to this Officers’ Certificate and Company Order, setting forth the information specified or contemplated therein for the particular Notes to be issued, in substantially the form attached hereto as Exhibit C or in such other form as may be approved by an Authorized Officer, such approval being conclusively evidenced by the Authorized Officer’s execution or approval for filing with the Commission of the same or the Authorized Officer’s instruction to the Trustee or the Authentication Agent to enter the appropriate notations on Annex A to such Global Note evidencing the Company’s obligations and reflecting the terms specified in the same (or, in the case of an Individual Global Note (as defined in the Administrative Procedures), to authenticate Notes having the terms specified in the same). If such Pricing Supplement is executed, at least one officer signing such Pricing Supplement shall be an Authorized Officer as defined in the resolutions referred to in the first paragraph hereof. If such Pricing Supplement is not executed, the Trustee or the Authentication Agent may make the appropriate notations or authenticate the Notes, as the case may be, and issue the Notes in accordance with the Administrative Procedures upon the telephonic, electronic or written order of an Authorized Officer.

D. Other Matters.

The applicable Pricing Supplement shall specify any agent of the Company designated for the purpose of delivering, for cancellation by the Trustee pursuant to Section 309 of the Indenture, Notes which have not been issued and sold by the Company.

Attached hereto as Exhibit D is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Company on January 27, 2026, such resolutions have not been further amended, modified or rescinded and remain in full force and effect, and such resolutions are the only resolutions adopted by the Company’s Board of Directors or by any Authorized Officers relating to the offering and sale of the Notes.

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The undersigned have read the pertinent sections of the Indenture, including the related definitions contained therein. The undersigned have examined the resolutions adopted by the Board of Directors of the Company. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the covenants or conditions precedent to the establishment of (i) a series of Securities, (ii) the forms of such Securities and (iii) the procedures for issuance, authentication and delivery of such series of Securities, contained in the Indenture, have been complied with. In the opinion of the undersigned, such covenants and conditions have been complied with.

Dated: March 9, 2026

U.S. BANCORP

By:	/s/ Luke R. Wippler
	Name:	Luke R. Wippler
	Title:	Executive Vice President and
Treasurer

By:	/s/ Christopher D. Thornton
	Name:	Christopher D. Thornton
	Title:	Senior Vice President

[Signature Page to Officers’ Certificate and Company Order (Series EE – Senior) (MTN)]